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SCHEDULE 14A

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ALTISOURCE RESIDENTIAL CORPORATION

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ALTISOURCE RESIDENTIAL CORPORATION ISSUES OPEN LETTER TO STOCKHOLDERS

CHRISTIANSTED, U.S. Virgin Islands, March 7, 2016 -- Altisource Residential Corporation (“Residential” or the “Company”) (NYSE:RESI) today issued an open letter to stockholders in response to the recent letter from RESI Shareholders Group. Residential’s letter addresses the following topics:

•	Capitalizing on evolving market dynamics and continuing its strategy to become a large and profitable single-family rental REIT.

•	Transition to a 100% single-family rental REIT best positions the Company to create long-term stockholder value.

•	Partnership with Altisource Portfolio Solutions S.A. provides a competitive advantage, enabling Residential to operate and grow efficiently.

•	The Board and management team are closely aligned with stockholders.

The full text of the letter from David B. Reiner, Chairman of the Board of Directors, and George G. Ellison, President and Chief Executive Officer, is below:

March 7, 2016

Dear Fellow Residential Stockholder:

The Board and management team are committed to pursuing a course that enhances stockholder value - and we want to accomplish this in a manner that is sustainable and in the best interest of all of our stockholders. To that end, we are continuing to take significant steps to transition the Company into a 100% single-family rental REIT and to capitalize on attractive single-family rental economics. This includes:

•	Diversifying the Company’s acquisition strategies to opportunistically grow our high-yielding single-family rental business;

•	Utilizing our long-term service agreement with Altisource Portfolio Solutions S.A. (“Altisource”), a premier marketplace and transaction solutions provider; and

•	Adding further talent to our active and engaged Board.

The initial results of our continuing transition have confirmed the viability of our single-family rental strategy and we believe our plan for continued growth will further confirm its achievability. While we have made significant progress, there is more work to do. We believe we have the right strategy in place and the right team to execute this strategy and deliver superior value for our stockholders.

CURRENT MARKET CONDITIONS HAVE CREATED A COMPELLING OPPORTUNITY TO ACQUIRE LARGE POOLS OF STABILIZED HOMES AT ATTRACTIVE YIELDS

Our plan is to continue to build stockholder value through the creation of a large single-family rental business targeting best-in-class operating yield. According to the American Community Survey, the single family rental market is growing by over 500,000 homes per year and we are well-positioned to capitalize on this growing market. We firmly believe that at this point in the market cycle attractive assets are available and purchasing single-family homes, including currently rented homes, can realize our stockholder return goals better than purchasing NPLs. Through the sale of its large portfolio of NPLs and non-rental REO properties, Residential has the resources to achieve significant scale and thereby capitalize on this compelling opportunity to buy large pools of stabilized homes at attractive yields.

Importantly, unlike many of the other operators in the SFR sector, Residential is targeting higher-yielding single-family rental homes, and we anticipate that the tightening mortgage market and rising interest rates will bolster the opportunity in this sector. By investing the Company’s resources in the working class and higher yielding market, Residential is positioned to reward investors with long-term growth and attractive returns through enhanced scale and superior cost controls, with a targeted NOI margin of 60 – 65% and distributable returns on equity of 9 – 11%. Our stabilized portfolio results for the six months ended December 31, 2015 indicate that, with additional scale, those targets are realistic and achievable.

RESIDENTIAL IS MAKING SIGNIFICANT PROGRESS ON ITS TRANSITION TO A 100% SINGLE-FAMILY RENTAL REIT

Transitioning our business to 100% rentals takes time, and we remain in the acquisition phase of this transformation. This is a business that requires scale to achieve attractive shareholder returns and we have sufficient equity to achieve that scale.

The current management team has increased the Company’s rental portfolio by 247% over the past year from 787 to 2,732 homes as of December 31, 2015 and has made significant progress in executing our strategy, including:

•	Acquiring a total of 1,324 homes in the third quarter of 2015;

•	Agreeing in the fourth quarter to purchase a pool of over 600 stabilized rental homes in five different states, expected to close in March;

•	Expanding our One-by-One purchase program, in which we acquire rental properties on an individual basis, allowing Residential to target higher yields more accurately and with more certainty;

◦	156 homes acquired or under contract in the fourth quarter in 9 MSAs, and more purchases targeted in in the first quarter;

•	Closing two fourth quarter 2015 sales of 772 loans at approximately 99% of our marked to market value, creating additional buying power;

•	Agreeing to sell an additional portfolio of 1,266 NPLs in January 2016 within approximately 1% of our marked to market carrying value; and

•	Adding, amending and extending the Company's repurchase and lending facilities and completing a third NPL securitization, with a total of $1.8 billion financing capacity at December 31, 2015.

In addition, Residential will continue to execute against its $100 million buyback program announced in August 2015. This reflects the Board’s confidence in the Company’s long-term strategy and our belief that Residential’s stock at current levels represents an attractive investment opportunity. We will work to strike the right balance between this activity, our liquidity position and the opportunity to buy high-yielding rental homes.

Residential’s funding capacity remains high and our recent strong NPL sales have proven that our assets are properly and conservatively marked. Our stewardship of the Company’s capital, and our strategy of buying NPLs at low prices, has enabled us to develop a portfolio that is now a growth engine for our business with the current strong NPL market. As Residential continues to sell its non-rental NPLs at higher prices, we remain well-positioned to acquire single-family rentals with attractive returns in this evolving market. As discussed above, the initial results of our continuing transition to a 100% rental REIT have confirmed the viability of our single-family rental strategy and we believe our plan for continued growth will further confirm its achievability. Once our transition is complete, we are confident our stock will be an income-producing play on the growing U.S. rental market.

RESIDENTIAL’S PARTNERSHIP WITH ALTISOURCE PORTFOLIO SOLUTIONS CREATES A KEY COMPETITIVE ADVANTAGE

Our partnership with Altisource is a key driver of efficiency in our model, providing Residential with the growth engine and nationwide property management infrastructure to support the acquisition of large numbers of single-family rental properties. Unlike our competitors, we are not new to the industry, and we are not building a capital intensive services platform. We already have a scalable, established, nationwide manager that enables Residential to grow in any market where we see appropriate yield with an inherently lower operating cost. The advantages that Altisource provides include:

▪	Access to Operational Scale: Altisource manages over 41,000 vacant pre-foreclosure and REO assets in all 50 states – these are far more intensive to manage than tenant-occupied rentals.

▪
Robust Rental Management Services: Altisource provides Residential with a low cost, single source for full lifecycle rental property management services including due diligence and acquisition support, renovations and repairs, lease marketing, tenant management and customer care.

▪
Focus on Quality and Compliance: Altisource leverages sophisticated systems and strong vendor oversight to mitigate risks – stringent enough to satisfy the requirements of two Top 10 Bank clients and one of the largest Nonbank Mortgage Servicers in the U.S.

▪
Superior Fund Raising Capabilities and Experienced Investment Team: Altisource is already an established player in the industry, with significant home brokerage capacity and strong working relationships across the U.S.

Our contract with Altisource is structured to be highly beneficial to our stockholders. To date, Altisource has performed and delivered for the Company, consistently hitting our target metrics to provide the high yield ROA and ROE that distinguishes Residential from its competitors in the space. Together, we believe we can manage and operate a large single-family rental business highly efficiently and profitably. As Residential expands its portfolio, we remain committed with Altisource to be the best-in-class at property management in terms of quality service and geographical reach.

RESIDENTIAL’S BOARD AND MANAGEMENT TEAM ARE CLOSELY ALIGNED WITH STOCKHOLDERS

The Residential Board is structured to provide independent oversight and direction. The Board is comprised of highly-qualified and proven leaders who have broad and diverse experience that is relevant to Residential’s success, including:

•	Serving on the Boards of Directors and Board Committees of various public and private organizations;

•	Real estate investment and residential housing expertise, particularly with respect to capital market activities, investment strategies and funding operations;

•	Extensive corporate governance experience; and

•	Real estate financing sector expertise, as well as knowledge regarding accounting, finance and tax policy.

In February 2016, William P. Wall joined our Board adding further depth and breadth to our Board’s talent. Mr. Wall is an accomplished executive with significant Board level experience and extensive investment and corporate governance expertise. We are very excited about the addition of another highly qualified and experienced independent director to our Board and look forward to Mr. Wall’s contributions to Residential.

In summary, while we recognize that there is work to be done, our prudent stewardship is allowing us to execute on a transformational strategy that is producing results. We anticipate the single-family properties we purchased in the second half of 2015 will deliver best-in-class yields. We are also committed to continuing to buy back stock in a disciplined and deliberate manner. Looking ahead, we will work to strike the right balance between this activity, our liquidity needs and the opportunity to purchase high-yielding single-family rentals to grow our business. We are confident that our plan will improve long-term financial and operating performance to create value for all stockholders.

To the extent that RESI Shareholders Group offers additional ideas that would enhance stockholder value, we stand ready and willing to continue to engage with them in a constructive manner.

On behalf of the Board of Directors and management team, we appreciate the continued support of Residential stockholders as we build value together.

Sincerely,

/s/ David B. Reiner                /s/ George G. Ellison

David B. Reiner                 George G. Ellison
Chairman of the Board of Directors         President and Chief Executive Officer

About Residential

Residential is focused on providing quality, affordable rental homes to families throughout the United States. Additional information is available at www.altisourceresi.com.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Factors that may materially affect such forward-looking statements include, but are not limited to: our ability to implement our business strategy; our ability to make distributions to our stockholders; our ability to acquire assets for our portfolio, including difficulties in identifying single-family rental assets and properties to acquire; our ability to sell residential mortgage assets on favorable terms; the impact of changes to the supply of, value of and the returns on residential mortgage or single-family rental assets; our ability to successfully modify or otherwise resolve sub-performing and non-performing loans; our ability to convert residential mortgage loans to rental properties or acquire single-family rental properties and generate attractive returns; our ability to predict our costs; our ability to effectively compete with our competitors; our ability to apply the proceeds from financing activities or residential mortgage loan asset sales to target assets in a timely manner; changes in the market value of our acquired real estate owned and single-family rental properties; changes in interest rates and in the market value of the collateral underlying our sub-performing and non-performing loan portfolios; our ability to obtain and access financing arrangements on favorable terms, or at all; our ability to maintain adequate liquidity; our ability to retain our engagement of AAMC; the failure of ASPS to effectively perform its obligations under various agreements with us; the failure of our mortgage loan servicers to effectively perform their servicing obligations; our failure to maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes; and general economic and market conditions and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive. While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Such forward-looking statements speak only as of their respective dates, and we assume no obligation to update them to reflect changes in underlying assumptions or factors, new information or otherwise.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement and a white proxy card on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2016 annual meeting of stockholders. STOCKHOLDERS ARE

STRONGLY ADVISED TO READ THE COMPANY’S 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the 2016 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.altisourceresi.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the Company’s 2016 annual meeting of stockholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2016 annual meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the Company’s definitive proxy statement for the 2016 annual meeting of stockholders and the other relevant documents to be filed with the SEC.

FOR FURTHER INFORMATION CONTACT:
Meaghan Repko / Jonathan Keehner / Adam Pollack
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449